VISUALANT, INC. AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Historical	Historical TransTech
	Visualant, Inc.	Systems, Inc.		EXHIBIT 99.3
	Unaudited	Unaudited
	9 Months Ended,	9 Months Ended,	Pro Forma	Pro Forma
	June 30, 2010	June 30, 2010	Adjustments	Combined
REVENUE	$-	$6,191,057	$-	$6,191,057
COST OF SALES	-	4,981,939	-	4,981,939
GROSS PROFIT	-	1,209,118	-	1,209,118
RESEARCH AND DEVELOPMENT EXPENSES	58,500	-	-	58,500
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	690,916	1,251,339	147,547	2,089,802
OPERATING LOSS	(749,416)	(42,221)	(147,547)	(939,184)

OTHER INCOME (EXPENSE):
Interest expense	(57,962)	(44,634)	-	(102,596)
Other income	-	22,844	-	22,844
Total other expense	(57,962)	(21,790)	-	(79,752)

LOSS BEFORE INCOME TAXES	(807,378)	(64,011)	(147,547)	(1,018,936)

Income taxes - current benefit	-	-	-	-

NET LOSS	(807,378)	(64,011)	(147,547)	(1,018,936)

NONCONTROLLING INTEREST	-	(30,362)	-	(30,362)

NET LOSS ATTRIBUTABLE TO VISUALANT, INC. AND SUBSIDIARIES COMMON SHAREHOLDERS	$(807,378)	$(94,373)	$(147,547)	$(1,049,298)

Basic and diluted loss per common share attributable to Visualant, Inc. and subsidiaries common shareholders-
Basic and diluted loss per share	$(0.03)	$-	$-	$(0.03)

Weighted average shares of common stock outstanding- basic and diluted	30,728,036	-	-	30,728,036

The accompanying notes are an integral part of these unaudited pro forma combined condensed consolidated financial statements.

Notes to Unaudited Pro Forma Combined Condensed Financial Statements

The cost to acquire TransTech Systems, Inc. has been preliminarily allocated to the assets acquired according to estimated fair values and is subject to adjustment when additional information concerning asset valuations is finalized, but no later than June 8, 2011. Final purchase accounting adjustments may differ materially from the pro forma financial information. The preliminary allocation is as follows:

Common stock	$76,000
Notes payable	2,300,000
Accounts receivable, net	(755,836)
Inventories	(444,105)
Equipment, net	(590,955)
Other assets	(141,870)
Accounts payable - trade	921,183
Notes payable - current portion of long term debt	499,680
Other liabilities	103,193

Total purchase price	$1,967,290

Portion allocated to identifiable intangible assets	$983,645
Portion allocated to goodwill	983,645

Total	$1,967,290

The fair value of the TransTech intellectual property acquired was $983,645, estimated by using a discounted cash flow approach based on future economic benefits associated with agreements with customers, or through expected continued business activities with its customers. In summary, the estimate was based on a projected income approach and related discounted cash flows over five years, with applicable risk factors assigned to assumptions in the forecasted results.

The remaining $983,645 excess of cost of an acquired entity over the fair value of amounts assigned to assets acquired and liabilities assumed in the acquisition of TransTech Systems, Inc. was allocated to goodwill. With the adoption of ASC 350, goodwill is not amortized, rather it is tested for impairment annually, and will be tested for impairment between annual tests if an event occurs or circumstances change that would indicate the carrying amount may be impaired.